Exhibit 10(aj)
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

between

Invacare International GmbH
Benkenstrasse 260
4108 Witterswil
(the "Company")
and

Geoffrey P. Purtill

(the "Employee")
(each a "Party" and collectively the "Parties")

Employee previously entered into an employment agreement with the Company, dated December 6, 2021, as amended by Amendment dated January 31, 2022 (the “prior agreement”). This Amended and Restated Employment Agreement (the “Agreement”) amends and restates the prior agreement and supersedes it in all respects.
1.POSITION AND FIELD OF ACTIVITY
The Employee is employed as Senior Vice President and General Manager, EMEA and Asia Pacific of the Company. He shall report directly to Matthew Monaghan, Chairman, President and CEO of Invacare Corporation.
The Employee shall use best efforts in the performance of his duties under this Agreement and shall at all times act in the best interests of the Company.
The Employee shall perform his duties in accordance with all applicable laws and regulations (including but not limited to any anti-corruption laws), in accordance with all internal regulations and policies established from time to time by the Company and with such instructions or directions as are provided by the Company and/or Matthew Monaghan, Chairman, President and CEO of Invacare Corporation.

The Company has the right to assign other duties and responsibilities to the Employee, which are in line with the Employee's education and skills.
The principal place of work is the Company's offices located in Witterswil, Switzerland. Based on his position and responsibilities the Employee will be required to perform some of his functions and activities in a place other than the principal place of work. As a result, the Employee will be required to travel in Switzerland and abroad.
2.TERM AND STARTING DATE
This Agreement shall be effective as of January 1, 2022, or as soon as the competent authorities have issued the work and residence permit required for the Employee under Swiss law and is entered into for an indefinite term. For seniority calculation, the Employee's entry date in the Company and the Invacare Group, respectively, is August 16, 2010. For the avoidance of doubt, this Agreement supersedes in its entirety the Employment agreement between Invacare New Zealand and Employee dated July 15, 2018.
There shall be no probationary period.
This Agreement may be terminated by either Party by giving notice observing a notice period of six (6) months to the end of a calendar month.
At the end of the month in which the Employee reaches the statutory retirement age of currently 65 the employment relationship will end without notice.
The Company shall be entitled at any time during the Employee's employment, or in any event on termination, to deduct from his salary (or any other monies due to the Employee), any monies due from him to the Company, including (but not limited to) any cash advances, training costs (in accordance with the Company Training funding policy and agreement), any sums to be deducted in accordance with the Company's vehicle policy, the cost of repairing any damage or loss to the Company's property caused by the Employee (and of recovering the same), any sums due from the Employee and any other monies owned by him to the Company including replacement of car park remote control and loaned equipment.
The Company reserves the right to terminate the Employee's employment without notice or payment in lieu of notice if the Company, in particular, has reasonable grounds to believe that (termination “For Cause” according to Art. 337 et seq. of the Swiss Code of Obligations [CO]) the Employee:
▪Has committed gross misconduct;
▪Has taken leave without authorization and notification (except in the case of illness or accident);
▪Is in material breach of one of the terms of this Agreement;

▪Is convicted of any criminal offense (other than minor offenses under the Road Traffic Acts or the Road Safety Acts for which a fine or non-custodial penalty is imposed or similar) which might reasonably be thought to affect adversely the performance of his duties; and/or
▪Has committed any fraud, dishonesty, or conduct tending to bring him, the Company or any of its associated companies into disrepute.
Further examples of gross misconduct are set out under Swiss Labor Laws.
The Company reserves the right to require the Employee not to attend work and/or not to undertake all or any of the duties of employment and/or not to contact any client, customer, supplier, contractor, officer or employee of the Company or any of its associated companies at any time or times during any period of notice served under this Agreement (whether given by him or the Company), provided always that the Company shall continue to pay his salary and contractual benefits whilst the Employee remains employed by the Company ("Garden Leave"). During any such period of Garden Leave Employee shall remain readily contactable and available for work.
In addition, the Company shall retain the right to suspend the Employee on full pay and benefits pending any investigation into potential dishonesty, gross misconduct or other circumstances which, if proved, would entitle the Company to dismiss the Employee For Cause.
3.CONFLICTS OF INTERESTS; EXCLUSIVITY OF SERVICES
The Employee shall not engage in any activities which might lead to a conflict of interests with respect to his position with the Company. In particular, the Employee shall not, without the prior written consent of the Company, in any way directly or indirectly (a) be engaged or employed in, or (b) concerned with (in any capacity whatsoever) or (c) provide services to, any other business or organization where this is, or is likely to be, in conflict or competition with the interests of the Company or any of its associated companies or where this may adversely affect the efficient discharge of his duties.
Investments in companies competing or doing business with the Company are subject to the prior written approval by the appropriate authority of the Company and/or the Board of Directors of Invacare Corporation and to the provisions of the Company's Conflicts of Interest Policy.
4.WORKING HOURS; PART-TIME ACTIVITIES
The Employee shall devote his full working capacity, which shall be no less than 40 hours per week (excluding lunch and breaks), exclusively to the Company.

The Employee has taken note of and acknowledges the Company's Conflict of Interest Policy with regard to part-time activities.
5.BASE SALARY
The Employee shall receive an annual base salary of CHF 370’000 (gross; less statutory and contractual deductions and, where applicable, tax at source), payable in 12 equal monthly instalments, i.e. CHF 30’833.33 per month. The annual fixed gross salary will be reviewed annually based on performance in the job and the next salary review will be effective January 2023. There is, however, no automatic entitlement to salary increases in any year.
This amount includes all compensation for overtime. Any additional working hours shall not be paid out nor compensated by time off in lieu.
6.BONUS PLAN MBO
The Employee shall be eligible to receive a target annual bonus opportunity of 50% of his annual gross base salary. This bonus, if any, is subject to the Invacare Bonus Scheme and will be dependent upon the achievement of goals and objectives, determined by the Company and approved by the Compensation and Management Development Committee of the Board of Directors of Invacare Corporation (the "Compensation Committee").
Any bonus payment under this Agreement is entirely discretionary (gratification within the meaning of Art. 322d CO) and does not constitute part of the Employee's salary. Any bonus payments, even repeated payments without the reservation of their discretionary nature, do not create a legal claim for the Employee, either in respect to their cause or their amount, to receive such payments in the future.
7.OTHER PAYMENTS
a.The Company will pay Employee a one-time bonus payment in the gross amount of CHF 50’000 (the “One-Time Bonus”) on the normal payroll date immediately after April 15, 2022, provided that Employee remains employed by the Company on April 15, 2022. In the event the Company terminates Employee’s employment for any reason other than For Cause (as defined in Section 2) prior to April 15, 2022, Employee shall be entitled to receive a pro rata portion of the One-Time Bonus payment based on service completed by Employee between September 1, 2021 and the date of termination.
b.The Employee will be eligible to receive a bonus payment in the amount of CHF 85’000 upon successful completion prior to December 31, 2022 of a project to be defined by the Board of Directors of Invacare Corporation (the “Project”), provided that Employee remains employed by the Company on December 31, 2022 (the “Project Bonus”).
If the Company terminates Employee’s employment for any reason other than For Cause before December 31, 2022 but after the Company has substantially completed the Project (to be determined in the Board of Directors of Invacare Corporation, in its reasonable discretion), Employee shall be entitled to receive the Project Bonus in full upon the completion of the Project on or prior to December 31, 2022. In the event that Employee resigns or is terminated For Cause before December 31, 2022, Employee will not be entitled to receive the Project Bonus. This Agreement replaces in its entirety that certain letter agreement between Invacare Corporation and Employee dated September 9, 2021.
8.RESTRICTED STOCK UNITS
Subject to review and approval by the Compensation Committee, the Employee will be eligible to receive restricted stock grants on an annual basis.
Restricted stocks granted, if any, do not constitute part of the Employee’s salary but are a voluntary bonus at the full discretion of the Company pursuant to Art. 322d CO (gratification).
9.EXPENSES
The Company shall reimburse the Employee for all reasonable expenses (traveling and hotel expenses, expenses for invitations etc.) incurred in connection with the performance of his employment activities. Reimbursement shall be made in accordance with Company policy against presentation of the corresponding vouchers and receipts. Expense reports should be submitted no later than 30 days after the closing of the previous month.
10.RELOCATION
Employee and Employee’s spouse and son are in the process of relocating to Switzerland. For a smooth relocation, Employee will be provided with the services set forth in this Section 10 (the “Relocation Services”).
a.Temporary Living Expenses. To allow Employee a transition period the Company will support Employee with a Temporary Living Allowance through the year 2025, paid as a monthly lump sum in the amounts noted below:
i.1st and 2nd year (February 2022 – December 2023): 5’000 CHF per month
ii.3rd year (January 2024 – December 2024): 2’500 CHF per month
iii.4th year (January 2025 – December 2025): 1’250 per month

The Company will gross up the respective amount for income taxes (tax at source) and social security contributions.
b.Document Assistance. All fees incurred by Employee, Employee’s spouse, or Employee’s son to obtain passports, visas and, if appropriate, work/residence permits shall be expensed to the Company. The Company will gross up this amount for income taxes (tax at source) and social security contributions.
c.Tax Preparation Assistance. If necessary, appropriate tax consulting sessions with a company-defined accounting firm will be provided to assist Employee with preparing Employee’s tax filing obligations in Switzerland, United States and New Zealand for 2021 and 2022. The Company will gross up the respective amount for income taxes (tax at source) and social security contributions. The actual filing of Employee’s tax report is Employee’s obligation and will not be performed by the accounting firm.
d.Shipment. At the time of Employee’s spouse’s and son’s relocation, the Company will provide Employee with shipment of Employee’s household goods from New Zealand to Switzerland. In the alternative, Employee may elect to receive, in lieu of shipment, a lump sum (net) equivalent to shipment costs, in an amount to be mutually agreed by Employee and the Company. The Company will gross up this amount for income taxes (tax at source).
e.Family Air Travel. Employee will be granted economy airlines tickets for Employee’s son and spouse to Switzerland, at the time of their relocation.
f.Relocation Allowance, Employee will be entitled to a relocation allowance to support Employee with miscellaneous household items and unexpected fit in expenses in the amount of CHF 30’833,33 gross. The payment will be subject to income tax (tax at source) and normal payroll deductions and will be done at the first month of Employee’s employment.
g.Schooling. At the time of Employee’s spouse’s and son’s relocation, to allow Employee a transition period, the Company will support Employee’s son’s education while in Switzerland over a period of up to 4 years, based on schooling tuition costs up to the following maximum amounts per year:
i.1st and 2nd year (February 2022 – December 2023): 100% of tuition up to 30’000,00 CHF per year
ii.3rd year (January 2024 – December 2024): 50% of tuition up to 15’000,00 CHF
iii.4th year (January 2025 – December 2025): 25% of tuition up to 7’500,00
The Company will gross up the respective amount for income taxes (tax at source) and social security contributions. Employee will provide school tuition receipts to be processed by payroll. If the child does not attend school in Switzerland, this allowance is no longer due.
h.Language Training. Employee will be entitled to receive a one-time lump sum of CHF 5’000 per person, for language training for Employee and Employee’s spouse and son (maximum of CHF 15’000). The Company will gross up the amount paid for Employee’s spouse and son's language training for income taxes (tax at source) and social security contributions.
If the invoice of the course institution concerning Employee is issued directly to the Company, the Company will cover these costs up to a maximum of CHF 5’000 and Employee’s share will not be subject to income taxes (tax at source) and social security contributions. If the course costs are paid to Employee as a lump sum, the Company will gross up the respective amount for income taxes (tax at source) and social security contributions.
11.REPATRIATION
In the event Employee’s employment is terminated by the Company for any reason other than For Cause, the Company will pay for (a) airfare (economy class) for Employee and Employee’s spouse and son to return to New Zealand; and (b) shipping Employee’s household goods and personal effects within limits of those acquired at the beginning of Employee’s relocation to Switzerland. The Company will gross up this amount for income taxes (tax at source).
12.VACATION
The Employee is entitled to 29 working days of paid vacation per calendar year (for a full-time position). If the employment relationship begins or ends during a calendar year, the annual vacation entitlement is pro-rated.
The timing of the Employee's vacation is subject to the prior approval by Matthew Monaghan, Chairman, President and CEO of Invacare Corporation.
The Employee shall adhere to the Invacare Corporation public holiday and Company holiday schedule for security reasons.
13.SOCIAL SECURITY
The Employee and the Company shall each pay their mandatory share of the contributions to AHV (Old Age and Survivors' Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV (Unemployment Insurance). The Employee's contributions are deducted by the Company from his gross salary.

14.PENSION PLAN
The Employee shall participate in the Company's pension plan (basic and supplementary pension plan). The remuneration used for benefits is the Employee's annual gross base salary, exclusive of bonuses, if any.
The contributions and benefits are determined by the rules and regulations of the pension plan, as amended from time to time. The Employee's contributions to the pension plan are deducted by the Company from his gross salary.
15.ILLNESS
In case of the Employee's inability to perform his duties under this Agreement due to illness, the Employee shall receive his salary according to the terms and conditions of the insurance for loss of earnings due to illness (if any). The contributions to the insurance for loss of earnings due to illness shall be paid by the Company.
If an insurance policy for loss of earnings due to illness has not been entered into, the continuation of pay is determined by Art. 324a CO.
16.ACCIDENT
The Employee is insured for occupational as well as non-occupational accidents. The contributions for both the occupational and the non-occupational accident insurance shall be borne by the Company.
17.HEALTH INSURANCE ALLOWANCE
The Company will provide Employee a health insurance allowance of CHF 1'250,00 per month. The Company will gross up the respective amount for income taxes (tax at source) and social security contributions.
18.COMPANY CAR OR ALLOWANCE
The Company will provide Employee a company car or a car allowance in line with the Company's Car Policy. An example of such a car is an Audi A6 or BMW 5 series with a maximum lease price of CHF 1’500,00 per month inclusive of everything, except petrol, which will be reimbursed through expense reporting. A company car is a taxable benefit in line with Swiss Fiscal Legislation. Upon Employee’s termination of employment from the Company for any reason, the company car shall be returned no later than the date this Agreement terminates. Should Employee fall ill for a period of more than 1 month, Employee will return the company car and at such time Employee will be provided with a low cost, low maintenance car until such time as Employee returns to full employment capacity or this Agreement terminates.

19.LAPTOP AND MOBILE PHONE
The Company will provide Employee with a laptop and a mobile phone for business purposes during employment and for as long as Employee is physically required to work. Employee may also use the mobile phone for personal calls, provided that such use is reasonable. The privileges set forth in this Section 19 may be withdrawn without redress, should the Company have reasonable cause to believe the equipment is being misused or abused.
20.CONFIDENTIALITY; BUSINESS SECRETS
Due to the Employee's position, the Employee will have access to manufacturing and business secrets as well as customer data of the Company and/or its associated companies. All manufacturing or trade secrets including customer data, technical, organizational and financial information and all other information directly or indirectly related to the business of the Company and/or its associated companies or to the business of any customer of the Company and/or its associated companies, which is disclosed to the Employee by the Company and/or its associated companies or any of its/their employees and which the Employee gets acquainted with in connection with his employment with the Company, shall be treated as confidential information. At all times, both during the employment and after the termination thereof, the Employee shall keep such information secret and shall refrain from disclosing it or using it in any way for his own benefit or for the benefit of any person, entity or organization other than the Company and/or its associated companies.
The Employee must not make or communicate (or cause or facilitate the making or communication of) any oral or written statement to any representative of the press, television, radio or other media on any matter connected with or relating to the Company or any of its associated companies, without the prior written consent of the Company.
21.INTELLECTUAL PROPERTY RIGHTS
Inventions, designs, developments and improvements, which the Employee makes while performing his employment activity and contractual duties or to which the Employee contributes belong to the Company, regardless of their protectability.
Inventions and designs, which the Employee makes while performing his employment activity but not during the performance of his contractual duties or to which the Employees contributes are assigned to the Company without further formalities. The Employee shall immediately inform the Company of such inventions or designs. The Company shall inform the Employee in writing within 6 months whether it wishes to keep the rights to the invention or the design or to release them to the Employee. In case that the invention or the design is not released to the Employee, the Company shall pay him an adequate compensation within the meaning of Art. 332 para. 4 CO.
The copyrights to works of authorship (drafts, models, plans, drawings, texts, software etc.), which the Employee creates while performing his employment activity, whether or not during the performance of his contractual duties, including the rights to uses not yet known at this time, are transferred completely and exclusively to the Company.
The cost of applications to secure patents or register designs of inventions will be borne by the Company, but the Employee is expected to communicate immediately any invention, improvement, discovery, process or design copyright or similar which he creates or obtains to the Company.
22.NON-COMPETITION AND NON-SOLICITATION
The Employee undertakes for a period of one year following the termination of this Agreement to refrain from engaging, directly or indirectly, in any activity which competes with the Company or any of its associated companies. Without limiting the generality of the foregoing, the Employee shall, in particular, not operate a business for his own account which competes with the Company or any of its associated companies, nor work for, in any capacity (e.g. employee, consultant, partner etc.), nor participate in such business.
The applicable field of the Employee's non-competition obligations under this Section 22 shall be all business or prospective business, current or projected plans in which the Company or any of its associated companies has engaged or planned to engage at any time during the last 12 months prior to the termination of this Agreement. The Employee's restrictions shall apply in all countries in which the Company or any of its associated companies is engaged with business, or plans to engage in business during the 12 months following the termination of this Agreement.
The Employee further undertakes for a period of one year following the termination of this Agreement not to: (a) solicit or attempt to solicit any person who is, or within the preceding 12 months was, an employee of the Company or any of its associated companies, nor induce or attempt to induce such person to leave his or her employment with the Company or any of its associated companies; (b) induce or attempt to induce an independent contractor (who provided services or products to or on behalf of the Company or any of its associated companies within the preceding 12 months of the termination of this Agreement), an investor, client or customer (to whom the Company, within the preceding 12 months, has provided products or services) of the Company or any of its associated companies to terminate or reduce their business relationship with the Company or any of its associated companies; or (c) to commence a business relationship with the Employee, any company or entity of the Employee or any business by which the

Employee may be employed, be a consultant or in any other way associated, and which is competitive to the Company's or any of its associated companies' business.
In case of any breach of the Employee's obligations set forth in this Section 22, the Employee shall pay to the Company liquidated damages in an amount equivalent of 100% of his last annual remuneration (including bonus) per each case and event of violation. Payment of liquidated damages shall not discharge the Employee from observing his non-competition and non-solicitation obligations. The Company's right to claim compensation for damages and financial loss arising out of or in connection with such breach, and exceeding the amount of liquidated damages, is expressly reserved. Independently of the foregoing rights, the Company (i) may request that the Employee cease any violation of his obligations set forth in this Section 21 and (ii) may seek court orders, including interim orders, prohibiting such breaching activity ("Realexekution").
23.DATA PROTECTION
In the context of the employment of the Employee by the Company, the Company will collect and process certain personal data relating to the Employee (which may include certain sensitive personal data), including but not limited to the Employee’s personal details, bank account number, salary details, education, employment history, appraisals and sick leave (the Personal Data). The Company shall process the Personal Data in accordance with the applicable data protection laws.
The Personal Data will be processed by or on behalf of the Company: (a) in order to comply with legal obligations to which the Company is subject, (b) when such processing is necessary for the execution of this Agreement or any other agreement to which the Employee is party (such as any remuneration or incentive scheme the Employee participates in), or (c) when such processing is necessary to uphold the legitimate interests of the Company (for example, for internal control, for business continuity or to protect the Company’s business) or a third party to whom the Personal Data are provided (for example, one of the Company’s affiliates).
The Employee acknowledges that the Company may have a legitimate interest to (amongst others) process the Personal Data in the context of an intended transfer or merger (for example, by making the Personal Data available to advisors or potential buyers). Furthermore, the Employee acknowledges that the Company reserves the right to intercept, access, monitor, inspect and record the use of email, internet or electronic devices provided by the Company to the Employee for purposes of monitoring compliance with the Company’s policies, internal control and security, investigation and protection of the Company’s or third parties’ interests (for example, for protection against discrimination, fraud, corruption or other criminal offences and unauthorized disclosure of business and trade secrets or other confidential information), under the condition that such is in accordance with the applicable data protection laws. The result of such interception, access, monitoring, inspection and recording of the Employee’s use of email, internet or electronic devices may lead to disciplinary measures, including termination of this Agreement.
The Employee acknowledges that the Company may share certain Personal Data with third parties, such as an affiliate of the Company, insurers, pension schemes providers, banks, payroll service providers, possible acquirers of (a part of) the business of the Company and trusted advisors. These parties may be located in countries outside the European Economic Area, which countries may offer a lower level of data protection than the country in which the Employee resides. Data transferred to entities located outside the European Economic Area will be subject to standard contractual clauses providing adequate safeguards.
The Personal Data will be retained by the Company as long as necessary for the purposes for which the Personal Data were collected.
The Employee can contact the Company’s data protection officer to invoke his rights on the basis of the applicable data protection laws or to obtain more information on the processing of the Personal Data by the Company.
24.WORK ENVIRONMENT
In order that the Company maintains a positive work environment, the Employee shall not engage in nor permit any fellow employee(s) to engage in any form of harassment or unlawful discrimination against another person (whether an employee of the Company or not). This includes harassment and discrimination on the basis of age, sex, race, disability, religion or belief, marriage and civil partnership, pregnancy and maternity, gender reassignment and sexual orientation.
25.POLICIES
Insofar as this Agreement does not derogate from them, the provisions of the following Invacare rules and regulations, which form an integral part of this Agreement, shall apply:
a)Code of Business Conduct and Ethics
b)Whistleblower Policy
c)Conflicts of Interest Policy
d)Insider Trading Policy
25.FINAL PROVISIONS

This Agreement shall form the entire agreement between the Parties with respect to the subject matter hereof and shall supersede any other agreement between the Parties (whether oral or in writing) which covers the subject matter hereof. For the avoidance of doubt, the Change of Control Agreement dated September 1, 2021, and the Indemnification Agreement dated December 1, 2021, between Invacare Corporation and Employee remain in full force and effect and are not superseded by this Agreement.
Any amendments to or modifications of this Agreement, including this section, shall not be valid unless made in writing and signed by both Parties.
In the event of a conflict between this Agreement and the Company’s policies, the terms set forth in this Agreement shall control.
26.SEVERABILITY
If at any time any provision of this Agreement or any part thereof is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby. The Parties agree to replace the invalid or unenforceable provision or part thereof by a valid or enforceable provision which shall best reflect the Parties' original intention and shall to the extent possible achieve the same economic result.
27.APPLICABLE LAW
This Agreement shall in all respects be governed exclusively by substantive Swiss law.

SIGNATURES

Place/date:

Witterswil / 2nd March 2022
Invacare International GmbH

/s/ Cintia Ferreira        /s/ Lorna Forman

Place/Date:

Witterswil / 3rd March 2022

/s/ Geoffrey P. Purtill
Geoffrey P. Purtill